Exhibit 9 (c)




                             CASH RESOURCE TRUST
                          SHAREHOLDER SERVICING PLAN

      This Shareholder Servicing Plan ("Plan"), adopted the 1st day of February, 1998, is amended this 10th day of February, 1999 by the Board of Trustees of Cash Resource Trust, a Massachusetts business trust (the "Trust"), with respect to certain classes of shares ("Classes") of the Funds set forth in exhibits hereto.

     1. This Plan is adopted to allow the Trust to make payments as contemplated herein to obtain certain administrative services for shareholders of Classes of the Funds ("Shares").

     2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Administrators") for providing administrative support services to the Funds and their shareholders. These administrative support services may include, but are not limited to, the following: providing office space, equipment, telephone facilities, and various personnel including clerical, supervisory and computer personnel as necessary or beneficial to establish and maintain shareholder accounts and records; processing purchase and redemption transactions and automatic investments of client account cash balances; answering routine client inquiries regarding the Funds; assisting clients in changing dividend options, account designations and addresses; services provided in respect of cash "sweep" or similar programs pursuant to which a shareholder's cash balances held with a financial institution are automatically invested in a Fund at specified intervals; and providing such other services as the Funds reasonably request. The Plan will be administered by such entity as may be designated by the Board of Trustees to do so (the "Plan Administrator").

     3. Any payment to the Plan Administrator shall be limited to the reimbursement of payments made by the Plan Administrator to the Administrators or for such other purposes as the Board of Trustees may approve from time to time. The fees paid under this Plan are intended to qualify as a "service fees" as defined in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time.

     4. The Plan Administrator has the right (i) to select, in its sole discretion, the Administrators to participate in the Plan and (ii) to terminate without cause and in its sole discretion any agreement with any Administrator.

     5. Quarterly in each year that this Plan remains in effect, the Plan Administrator shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

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     6. This Plan shall  become  effective  with  respect to any Class (i) after approval by a majority votes of: (a) the Trust's Board of Trustees; and (b) those Trustees who are not "interested persons" of the Trust (as defined in Investment Company Act of 1940) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it ("Disinterested Trustees"); and (ii) upon adoption in the same manner of an exhibit this Plan with respect to such Class.

     7. This Plan shall remain in effect with respect to each Class set forth on an exhibit and any subsequent Classes added pursuant to an exhibit.

     8. All material amendments to this Plan must be approved by a majority vote of the Board of Trustees of the Trust and of the Disinterested Trustees.

     9. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by the Plan Administrator on 60 days notice to the Trust.

     10. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

     11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 9 herein.

     12. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

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                                  EXHIBIT A
                                    to the
                          Shareholder Servicing Plan

                             CASH RESOURCE TRUST

      1. In compensation for the services provided pursuant to this Plan, the Plan Administrator will be paid a monthly fee by each Fund computed at an annual rate not to exceed 0.25 of 1% of the average daily net asset value of the shares of such classes listed below:

      Cash Resource Money Market Fund--Class A and B shares
      Cash Resource U.S. Government Money Market Fund--Class A and B shares
      Cash Resource Tax-Exempt Money Market Fund-- Class  A and B  shares
      Cash Resource California Tax-Exempt Money Market Fund--Class A and B
           shares
      Cash Resource New York Tax-Exempt Money Market Fund--Class A and B shares Cash Resource North Carolina Tax-Exempt Money Market Fund -- Class A and B
           shares
      Cash Resource Pennsylvania Tax-Exempt Money Market Fund -- Class A and B
           shares
      Cash Resource Virginia Tax-Exempt Money Market Fund--Class A and B shares

      2. In compensation for the services provided pursuant to this Plan, the Plan Administrator will be paid a monthly fee by each Fund computed at an annual rate not to exceed 0.20 of 1% of the average daily net asset value of the shares of such classes listed below:

      Cash Resource Money Market Fund--Class S shares
      Cash Resource U.S. Government Money Market Fund--Class S shares
      Cash Resource Tax-Exempt Money Market Fund--Class S shares
      Cash Resource California Tax-Exempt Money Market Fund--Class S shares Cash Resource New York Tax-Exempt Money Market Fund--Class S shares
      Cash Resource North Carolina Tax-Exempt Money Market Fund--Class S shares Cash Resource Pennsylvania Tax-Exempt Money Market Fund--Class S shares Cash Resource Virginia Tax-Exempt Money Market Fund--Class S shares

      This Plan is adopted by Cash Resource Trust with respect to the Classes of Shares of the Funds set forth above.